      As filed with the Securities and Exchange Commission on July 18, 1996

                                                            Registration No. 33-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                ----------------

                                    FORM S-8
                             REGISTRATION STATEMENT

                                      UNDER

                           THE SECURITIES ACT OF 1933

                                 ---------------

                           NATIONAL MEDIA CORPORATION
             (Exact name of registrant as specified in its charter)

                                    Delaware
         (State or other jurisdiction of incorporation or organization)

                                   13-2658741
                     (I.R.S. Employer Identification Number)

                               1700 Walnut Street
                        Philadelphia, Pennsylvania 19103
                    (Address of principal executive offices)

                 Amended and Restated 1994 Stock Option Plan of
               Positive Response Television, Inc., a wholly-owned
                 subsidiary of National Media Corporation; and
            Employment Agreement, dated May 17, 1996, by and between
               Positive Response Television, Inc., National Media
                        Corporation and Michael S. Levey
                              (Full Title of Plan)

              Brian J. Sisko, Vice President/Corporate Development
                           National Media Corporation
                               1700 Walnut Street
                        Philadelphia, Pennsylvania 19103
                     (Name and address of agent for service)

                                 (215) 772-5000
          (Telephone number, including area code, of agent for service)

                               ------------------

                                   Copies to:
                          Gerald F. Stahlecker, Esquire
                   Klehr, Harrison, Harvey, Branzburg & Ellers
                               1401 Walnut Street
                        Philadelphia, Pennsylvania 19102
                                 (215) 568-6060



                                             CALCULATION OF REGISTRATION FEE
=======================================================================================================================
                                                       Proposed                    Proposed               Amount of
  Title of Securities       Amount to be           Maximum Offering            Maximum Aggregate        Registration
   to be Registered          Registered             Price Per Share             Offering Price               Fee
- -----------------------------------------------------------------------------------------------------------------------
Common Stock, par
value $.01 per share         178,750(1)               $15.625(3)                $2,792,968.75              $963.09(3)
- -----------------------------------------------------------------------------------------------------------------------
Common Stock, par
value $.01 per share         300,000(2)                $20.00(4)                $6,000,000.00           $2,068.97(4)
=======================================================================================================================

(1) Represents the maximum number of shares of the Registrant's Common Stock issuable upon the exercise of currently outstanding options granted under the Amended and Restated 1994 Stock Option Plan of Positive Response Television, Inc., a wholly-owned subsidiary of the Registrant.

(2) Represents the maximum number of shares of the Registrant's Common Stock issuable upon the exercise of options granted by the Registrant pursuant to that certain Employment Agreement, dated as of May 17, 1996, by and between Positive Response Television, Inc., the Registrant and Michael S. Levey.

(3) Based on the average of the high and low sale prices of the Registrant's Common Stock as reported on the New York Stock Exchange on July 15, 1996, estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933.

(4) Based on the exercise price of $20.00 per share of the Registrant's Common Stock pursuant to that certain Employment Agreement, dated as of May 17, 1996, by and between Positive Response Television, Inc., the Registrant and Michael S. Levey, in accordance with Rule 457(h) under the Securities Act of 1933.

                                     PART I
                                     ------

                       INFORMATION REQUIRED IN PROSPECTUS

         A reoffer prospectus prepared in accordance with the requirements of
Part I of Form S-3 is being filed with the Commission as part of this Registration Statement. The Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933 and the Note to Part I of Form S-8.

PROSPECTUS

                           NATIONAL MEDIA CORPORATION
                               1700 Walnut Street
                        Philadelphia, Pennsylvania 19103
                                 (215) 772-5000

                      ------------------------------------

                         318,080 Shares of Common Stock

                      ------------------------------------


         The shares (the "Shares") of common stock, par value $.01 per share (the "Common Stock"), of National Media Corporation (together with its subsidiaries, the "Company") which are the subject of this Prospectus and which may be sold from time to time hereunder are shares which may be acquired by certain officers and directors (the "Selling Stockholders") of Positive Response Television, Inc., a wholly-owned subsidiary of the Company ("Positive Response"), upon the exercise of options to purchase such Shares granted to the Selling Stockholders by the Company pursuant to (i) Positive Response's Amended and Restated 1994 Stock Option Plan (the "Plan") and (ii) that certain Employment Agreement, dated as of May 17, 1996, by and between Positive Response, the Company and Michael S. Levey (the "Employment Agreement"). Effective May 17, 1996, the Company acquired Positive Response through the merger of Positive Response with and into a wholly-owned subsidiary of the Company (the "Merger"). Pursuant to the terms of the Merger, all of Positive Response's obligations under the Plan were assumed by the Company and all options issued under the Plan prior to the consummation of the Merger were converted into the right to acquire shares of the Company's Common Stock. Of the Shares offered hereby, 18,080 Shares are issuable under the Plan and 300,000 Shares are issuable under the Employment Agreement. See "Selling Stockholders."

         It is anticipated that the Shares may be offered for sale by one or more of the Selling Stockholders, in their discretion, on a delayed or continuous basis from time to time in transactions in the open market at prices prevailing at the time of sale on the New York Stock Exchange and/or the Philadelphia Stock Exchange under the symbol "NM" or in private transactions at negotiated prices or otherwise. Such transactions may be effected directly by the Selling Stockholders, each acting as principal for his own account. Alternatively, such transactions may be effected through brokers, dealers or other agents designated from time to time by the Selling Stockholders, and such brokers, dealers or other agents may receive compensation in the form of customary brokerage commissions or concessions from the Selling Stockholders or the purchasers of the Shares. The Shares held by the Selling Stockholders may also be sold hereunder by brokers, dealers, banks or other persons or entities who receive such Shares as a pledgee of the Selling Stockholders. The Selling Stockholders, brokers who execute orders on their behalf and other persons who participate in the offering of the Shares on their behalf may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933, as amended (the "Securities Act") and a portion of the proceeds of sales and commissions or concessions therefore may be deemed underwriting compensation for purposes of the Securities Act. The Company will not receive any part of the proceeds from the sale of Shares by the Selling Stockholders.

         The Company will pay all costs and expenses incurred by it in connection with the registration of the Shares under the Securities Act. The Selling Stockholders will pay the costs associated with any sales of Shares, including any discounts, commissions and applicable transfer taxes.

         See "Risk Factors" for a discussion of certain factors to be considered by purchasers of the Shares.

                      ------------------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                  The date of this Prospectus is July 18, 1996.

         NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING MADE BY THIS PROSPECTUS, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE SELLING STOCKHOLDERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO BUY THE SECURITIES TO WHICH THIS PROSPECTUS RELATES IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS NOT LAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR SINCE THE DATE AS OF WHICH INFORMATION IS SET FORTH HEREIN.

                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy and information statements and other information can be inspected and copied at prescribed rates at the Public Reference Section of the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the Commission's regional offices located at 7 World Trade Center, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. The Common Stock of the Company is listed on the New York and the Philadelphia Stock Exchanges, and reports, proxy and information material and other information concerning the Company may be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005 and the Philadelphia Stock Exchange, Inc., 1900 Market Street, Philadelphia, Pennsylvania 19103.

         This Prospectus constitutes a part of a registration statement on Form S-8 (the "Registration Statement") filed by the Company with the Commission under the Securities Act with respect to the securities offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Reference is hereby made to the Registration Statement and to the exhibits thereto for further information with respect to the Company and the securities offered hereby. Copies of the Registration Statement and the exhibits thereto are on file at the offices of the Commission and may be obtained upon payment of the prescribed fee or may be examined without charge at the Public Reference Section of the Commission described above. Statements contained herein concerning the provisions of documents are necessarily summaries of such documents, and each statement is qualified in its entirety by reference to the copy of the applicable document filed with the Commission.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents filed by the Company with the Commission are incorporated herein by reference:

          (a) The Company's Annual Report on Form 10-K for the fiscal year ended March 31, 1996 (the "1996 Annual Report");

          (b) The Company's Current Reports on Form 8-K, dated October 25, 1995 (as amended on Form 8-K/A filed on or about January 6, 1996), May 17, 1996 (as amended on Form 8-K/A filed on or about June 14,
               1996) and July 1, 1996; and

          (c) The description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A, dated August 28, 1990, including all amendments and reports filed for the purpose of updating such description.

         All documents filed pursuant to Section 13(a), 13(c), 14 or 15 (d) of the Exchange Act subsequent to the date of this Prospectus and prior to the completion or termination of this offering shall be deemed to be incorporated by reference in this Prospectus and to be part hereof from the date of filing of such documents. Any statement contained in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document, which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company will provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon written or oral request, a copy of any or all of such documents which are incorporated herein by reference (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the documents that this Prospectus incorporates). Written or oral requests for copies should be directed to Marshall A. Fleisher, Vice President (Legal) and Corporate Secretary, National Media Corporation, 1700 Walnut Street, Philadelphia, Pennsylvania 19103, (215) 772-5000.

                                   THE COMPANY

         The Company is a global leader in the use of direct response transactional television programming, known as infomercials, to market consumer products. The Company is the world's largest publicly held infomercial company, making infomercial programming available to more than 260 million households in 60 countries worldwide.

         The Company manages all phases of marketing the majority of its products in both the United States and the international markets, including product selection and development, manufacturing by third parties, production and broadcast of the infomercials, order processing and fulfillment and customer service. The Company's products are primarily concentrated in the automotive, beauty and personal care, crafts, health and fitness, kitchen and household, music, outdoor and self-improvement categories. At any given time, the Company broadcasts infomercials concerning approximately 75 products in one or more geographic markets worldwide.

         Net revenues for fiscal 1996 were $292.6 million, a 66.1% increase over the prior year. Net income for the fiscal year ended March 31, 1996 was $16.6 million, compared to a net loss of $672,000 for the prior year. In the fall of 1994, the Company commenced a corporate restructuring. Since then, the Company has achieved strong revenue and net income performance, posting its sixth consecutive profitable quarter in the fourth quarter of fiscal 1996. Strengthened by these recent financial results, National Media is pursuing a business strategy focusing on: (i) expanding its global presence, (ii) developing and marketing innovative consumer products to enhance its library of infomercial programs and (iii) lowering costs by becoming a fully-integrated provider of consumer product marketing services.

         Expand Global Presence. The Company is continuing its efforts to expand its position as the worldwide leader in infomercial programming. Through its existing media time and order fulfillment operations, the Company has the ability to deliver infomercial programming and products to over 260 million households worldwide. The Company intends to aggressively increase its number of media outlets in new and existing markets through strategic acquisitions and long-term and other agreements with various network affiliates and cable networks. At present, the Company has ongoing relationships, some of which are long-term, with networks in North America such as America's Talking, BET, CNBC, Discovery, E!, ESPN2, The Family Channel, FX, Home Team Sports, The Learning Channel, Lifetime Television, The Nashville Network and USA Network, and internationally with satellite channels such as Eurosport, Flextech (Starstream) and The NBC Superchannel. The Company has also acquired the rights to use a twenty-four hour digital satellite transponder to broadcast its infomercials in Europe.

         In addition to increasing its media time in existing markets, the Company plans to enter additional geographic markets, including South Africa, mainland China, India and Indonesia. Initial entry into these markets is currently expected by the end of calendar year 1997.

         Develop and Market Innovative Products to Enhance Library of Infomercial Programs. The Company continually seeks out the most innovative consumer products which it can market and distribute profitably. The Company has built an in-house product development/marketing department responsible for researching, developing and analyzing products and product ideas. The Company augments its product development activities through strategic relationships with Mitsui & Co., Ltd., one of the world's largest diversified service companies, certain media companies and various third-party manufacturers.

         The Company believes that its large library of infomercial programs, together with its extensive international operations and expertise in product sourcing, in-bound telemarketing, order fulfillment and customer service, gives it a significant competitive advantage over others desiring to enter its existing or new markets. While the Company incurs certain initial and ongoing costs in connection with adapting a product and infomercial for specific markets, the primary expenses of product and infomercial development and infomercial production are incurred when the product/infomercial is first developed for its initial target market. Thus, as the Company obtains sufficient media time in additional markets, it can quickly, efficiently and relatively inexpensively begin selling products in such new markets.

         The Company believes that by further expanding its coverage into other parts of the world it will be able to further leverage its library of infomercial programs and products by extending the time period during which each product generates revenues and, therefore, the total worldwide revenues for a particular product. At present, the Company's total product/infomercial library available for introduction into each new market consists of over 100 products.

         Lower Costs by Becoming a Fully-Integrated Provider. The Company seeks to be the low-cost provider in the infomercial industry. To this end, the Company has created a state of the art order fulfillment system to service its North American operations and is working to more fully integrate its entire worldwide operations. The Company also continues to explore methods to better control each step in the development and life cycle of a product/infomercial and develop its expertise in, and refine its systems with regards to, product sourcing, in-bound telemarketing, order fulfillment and customer service. The Company believes that its current competitive advantages of purchased block media time, multi-country coverage and fully-integrated program production, product sourcing and order fulfillment, as well as the development of new long-term media and marketing partners, provide it with a strong base from which to continue to lower its costs.

                               RECENT DEVELOPMENTS

         On October 25, 1995, the Company acquired DirectAmerica Corporation and California Production Group, Inc. (collectively "DirectAmerica"). DirectAmerica is a leading infomercial production company which produces infomercials for the Company as well as third parties.

         On May 17, 1996, the Company acquired Positive Response pursuant to the Merger. Positive Response was a publicly traded direct marketing company and producer of infomercials. Its net revenues for the year ended December 31, 1995 were approximately $63.4 million. The Company's acquisition of Positive Response will enhance its internal capability to produce a substantial number of its infomercials in the future and provide it with an internal telemarketing capability.

         On July 1, 1996, the Company acquired Prestige Marketing Limited and Prestige Marketing International Limited (collectively, "Prestige") and, on July 2, 1996, the Company acquired Suzanne Paul Holdings Pty Limited and its operating subsidiaries (collectively, "Suzanne Paul"), two direct response television marketing companies.

         Prestige operates out of Auckland, New Zealand. It produces its own short-form and long-form direct response television spots and broadcasts these and third-party shows in New Zealand. Prestige also licenses its shows for broadcast throughout Asia and the Pacific Rim and in Russia. Prestige conducts its own in-bound telemarketing, order fulfillment and customer service functions. In fiscal 1996, Prestige had net revenues of $18.7 million and net income of $3.3 million.

         Suzanne Paul operates out of Sydney, Australia and broadcasts its programming in Australia. Suzanne Paul conducts its own in-bound telemarketing, order fulfillment and customer service functions. In the nine months ended March 31, 1996, Suzanne Paul had net revenues of $16.2 million and net income of $2.3 million.

         The acquisitions of Prestige and Suzanne Paul extend the reach of the Company's programming firmly into the New Zealand, Australia and Southeast Asian marketplaces. The acquisitions expand the Company's presence in nine countries in which it has a presence and add three countries to the Company's geographic reach.

         The aggregate consideration paid by the Company for Prestige and Suzanne Paul was approximately $4.2 million in cash, a $2.8 million note payable maturing on December 5, 1996 and 787,879 shares of Common Stock. Upon consummation of these acquisitions, the Company also funded approximately $4.6 million in dividends payable to shareholders of Suzanne Paul. In addition, the Company may be required to pay up to an additional $5 million in Common Stock, valued at then present market prices, in 1997 and 1998, contingent upon the levels of net income achieved in those years by Prestige and Suzanne Paul.

         On July 9, 1996, the Company entered into a letter of intent to acquire Hawthorne Communications, Inc. of Fairfield, Iowa, a full-service infomercial advertising agency. The acquisition, which is subject to the completion of satisfactory due diligence and definitive documentation, will be funded by a combination of cash and Common Stock and is expected to be completed in either July or August, 1996.

         On June 14, 1996, the Company filed a registration statement on Form S-3 with the Commission concerning the offer and sale by the Company of up to 2,000,000 shares of Common Stock (not including up to an additional

300,000 shares of Common Stock which may be issued pursuant to an underwriters' overallotment option) (the "Offering"). The Offering is presently expected to be consummated prior to September 1, 1996.

                                  RISK FACTORS

The Shares offered hereby involve certain risks. In addition to the other information set forth and incorporated by reference in this Prospectus, the following factors should be considered carefully by prospective investors in evaluating an investment in the Shares offered hereby:

Nature of the Infomercial Industry

The worldwide infomercial industry is relatively new and is characterized by growth and competition for products, customers and media access. The success of the Company in this industry will depend in part on its continued access to media time, introduction of successful products and ability to enhance its product lines and support product marketing and sales with efficient order fulfillment and customer services and successfully integrate the entities or businesses the Company has or may acquire into an efficient global company. The future revenues of the business will depend substantially on the Company's continuing ability to create and maintain an effective, integrated organization to develop, introduce and market products that address changing consumer needs on a timely basis, establish and maintain effective distribution channels for its products and develop new geographic markets and expand established geographic markets. There can be no assurance that the Company will be able to achieve these goals. While the Company maintains an internal product development group, there can be no assurance that present and potential third party product providers will wish to market products through the Company in the future. Any significant delay or reduction in product introductions could have a material adverse effect on the Company's results of operations.

Dependence on Foreign Sales

The Company had no sales outside the United States and Canada prior to June 1991. The Company now markets products to consumers in over 60 countries. In fiscal 1996, 1995 and 1994, approximately 51.6%, 45.7% and 26.7%, respectively, of the Company's net revenues were derived from sales to customers outside the United States and Canada. Such sales represented a 87.6% increase in fiscal 1996 from fiscal 1995, a 74.8% increase in fiscal 1995 from fiscal 1994 and a 22.6% increase in fiscal 1994 from fiscal 1993. In fiscal 1996, 1995 and 1994, sales in Germany accounted for approximately 7.0%, 13.0% and 12.0%, respectively, of the Company's net revenues. In early 1994, the Company began airing its infomercials in Asia. Sales of the Company's products in Asia accounted for approximately 32.4% of the Company's net revenues for fiscal 1996. After giving effect to the Company's recent acquisitions of DirectAmerica, Positive Response, Prestige and Suzanne Paul (collectively, the "Acquisitions") on a pro forma basis, sales of the Company's products in Asia, a significant portion of which were made in Japan, would have accounted for approximately 35.1% of the Company's net revenues for fiscal 1996. International sales activity results in increased working capital requirements as a result of additional lead time for delivery and payment of product prior to receipt of sale proceeds. While the Company's foreign operations have the advantage of airing infomercials that have been successful in the United States, as well as successful infomercials produced by companies with limited media access and distribution capabilities, there can be no assurance that the Company's foreign operations will continue to generate increases in net revenues. In addition, the Company is subject to the risks of doing business abroad, including adverse fluctuations in currency exchange rates, transportation delays and interruptions, political and economic disruptions, the imposition of tariffs and import and export controls and increased customs or local regulations. The occurrence of any one or more of the foregoing could have a material adverse effect the Company's results of operations.

Entering into New Markets

As the Company enters into new markets, including Asia and South America, it is faced with the uncertainty of never having done business in that commercial, political and social setting. Accordingly, despite the Company's best efforts, its likelihood of success in each new market which it enters is unpredictable for reasons particular to each such market. It is also possible that, despite the Company's apparently successful entrance into a new market, some unforeseen circumstance will arise which will limit the Company's ability to continue to do business or to expand in that new market.

Dependence on New Products; Unpredictable Market Life; and Product Returns

The Company is dependent on its continuing ability to develop or obtain rights to new products to supplement or replace existing products as they mature through their product life cycles. The Company's five most successful products in each of fiscal 1996, 1995 and 1994 accounted for approximately 46.0%, 54.0% and 67.0%, respectively, of the Company's net revenues for such periods. For the most part, the Company's five most successful products change from year to year.

Product sales for a given period will depend upon, among other things, a positive customer response to the Company's infomercials, the Company's effective management of product inventory and the stage in their life cycles of products sold during such period. Customer response to infomercials depends on many variables, including the appeal of the products being marketed, the effectiveness of the infomercials, the availability of competing products and the timing and frequency of air-time. There can be no assurance that the Company's new products will receive market acceptance. In addition, in the event the Company does not have an adequate supply of inventory, as a result of production delays or shortages or inadequate inventory management, it may lose potential product sales. The ability of the Company to manage its inventory, particularly in the international market, is of critical importance due to the Company's practice of minimizing its inventory of a given product. It is possible that, during a product's life, problems may arise regarding regulatory, intellectual property, product liability or other issues which may affect the continued viability of the product for sale. Most of the Company's products have a limited market life for sales through infomercials. Historically, the majority of products generate their most significant domestic revenue in their introductory year, while foreign revenues have tended to have been generated more evenly over a longer period. In the event the number of times an infomercial is broadcast within a market is increased, the market life of such product in such market may decrease. There can be no assurance that a product which has produced significant sales will continue to produce significant or any sales in the future. As a result, the Company is dependent on its ability to effectively manage the life cycles of products and to continue to identify and successfully market new products. The failure of newly introduced products or significant delays in the introduction of, or failure to introduce, new products would adversely impact the Company's results of operations in terms of both lost opportunity cost and actual loss of dollars invested.

Even when market acceptance for the Company's new products occurs, the Company's results of operations may be adversely impacted by returns of such products. While the Company establishes reserves against such returns which it believes are adequate based upon historic levels and product mix, there can be no assurance that the Company will not experience unexpectedly high levels of returns (in excess of its reserves) for certain products. In the event that returns exceed reserves, the Company's results of operations would be adversely affected.

Dependence on Third Party Manufacturers and Service Providers

The Company is dependent on strategic partners and other third party sources, both foreign and domestic, to manufacture all of its products, although it does not depend on any one particular supplier for a majority of its products. The Company is also dependent to an extent upon a number of companies which serve to fulfill orders placed for the Company's products and/or provide telemarketing services. The inability of the Company, either temporarily or permanently, to obtain a timely supply of product to fulfill sales orders for a specific product or to satisfy orders for such product could have a material adverse effect on the Company's results of operations. Moreover, because the time from the initial approval of a product by the Company's product development department to the first sale of such product is relatively short, the Company's ability to identify sources that can meet its production and order fulfillment deadlines at reasonable costs and produce a high-quality product or render quality service is important to its business, and there can be no assurance that the Company will successfully locate such sources. Since the Company often relies on foreign manufacturers, it must allow longer lead times to order products to fulfill customer orders, and utilizing such foreign manufacturers exposes the Company to the general risks of doing business abroad.

Dependence on Media Access

The Company is dependent on having access to media time to televise its infomercials on cable networks, network affiliates and local stations. In the normal course of business, the Company's media contracts expire pursuant to their terms from time to time. There can be no assurance that, as existing contracts expire, the Company will be able to purchase or renew media time on a long-term basis or at favorable price levels. The Company purchases a significant amount of its media time from cable television and satellite networks. These cable television and satellite networks assemble programming for transmission to multiple and local cable system operators. These cable system operators may not be required to carry all of the network's programming. The Company currently does not pay and is not paid for the "privilege" of being broadcast by these operators. It is possible that, if demand for air time grows, these operators will begin to charge the Company to continue broadcasting the Company's infomercials or limit the amount of time available for broadcast. Recently, larger multiple system operators have elected to change their operations by selling "dark" time (i.e., the hours during which a station does not broadcast its own programming). Significant increases in the cost of media time or significant decreases in the Company's access to media time, including, but not limited to, any failure to renew or extend existing agreements, could have a material adverse effect on its results of operations. There can also be no assurances that, even if the Company secures media access, its programming will attract viewers or that its products will enjoy consumer acceptance.

A significant portion of the Company's media time is purchased under contracts which are one year or greater in length. Such contracts require the Company to make advance purchases and commitments to purchase media time. To the extent the Company does not manage such media time effectively, such failure could have a material adverse effect on the Company's results of operations. However, in the past the Company has generally been able to maintain a flow of infomercials to fill media time where it has advance commitments. In addition, as part of its media strategy, the Company arranges to sell a portion of its media time to others. There can be no assurance, however, that the Company will be able to use all of its media time or sell it to others or that, upon expiration of such long-term contracts, the Company will be able to successfully negotiate extensions of such contracts. The inability of the Company to extend on reasonable terms one or more of such contracts as they expire could have a material adverse effect on the Company's results of operations.

Recent Losses

While the Company had net income of $16.6 million during fiscal 1996, the Company has suffered net losses in three of its last five fiscal years, including net losses of approximately $670,000 in fiscal 1995 and approximately $8.7 million in fiscal 1994. Based upon this deterioration in the Company's financial condition and the presence of certain other conditions, as of July 13, 1994, the Company's independent auditors opined that substantial doubt existed as to the Company's ability to continue as a going concern. However, as a result of a series of capital raising transactions in fiscal 1995 and the Company's recent profitability, at March 31, 1996 the Company's working capital had increased to approximately $38.7 million. The Company's fiscal 1996 and fiscal 1995 audited financial statements contain unqualified opinions of its independent auditors. No assurance can be given that the Company's operations will continue to be profitable and/or that its financial position will continue to improve.

Litigation Involving the Company

The Company in recent years has been involved in significant legal proceedings. Abbreviated information regarding the current status of material pending litigation involving the Company is set forth below. However, as it pertains to previously reported matters, such information does not purport to be complete and is qualified in its entirety by the detailed description of the legal and regulatory proceedings set forth in the reports filed by the Company pursuant to the Exchange Act and incorporated by reference herein. Such descriptions variously include information relating to the status of the proceedings and the Company's evaluation of the claims made against it. Certain of such previously reported matters have been resolved substantially in accordance with the terms set forth in such prior disclosure. In addition, as set forth above, the Company consummated the acquisition of DirectAmerica on October 25, 1995. As of such date, DirectAmerica was a party to several litigation proceedings. As a result of the acquisition of DirectAmerica, any liability which DirectAmerica may have in connection with such litigation becomes the responsibility of the wholly-owned subsidiary of the Company into which DirectAmerica was merged. Although certain of the former shareholders of DirectAmerica have agreed to indemnify the Company against certain of such liabilities, it is not possible to predict with any accuracy what, if any, liability the Company may have in connection with such matters. Further, as discussed above, the Company consummated the acquisition of Positive Response on May 17, 1996 and of Prestige and Suzanne Paul on July 2 and 3, 1996, respectively. As a result of these acquisitions, all liabilities of Positive Response became liabilities of the wholly-owned subsidiary of the Company into which Positive Response was merged and all liabilities of Prestige and Suzanne Paul survive such acquisitions.

Lachance and Efron and Cohen Class Actions. In July and December 1994, stockholders filed purported class action lawsuits in federal court against the Company and certain of its former officers and directors in connection with an aborted merger transaction with ValueVision International, Inc. ("ValueVision"). The parties have reached an agreement in principle to settle these matters, along with certain similar actions filed in Delaware state court. Such settlements provided for cash payments by the Company's insurer of approximately $1.1 million and cash payments by the Company of $375,000, as to which the Company recorded a charge against earnings in the fourth quarter of fiscal 1995. Consummation of these federal court settlements is subject, among other things, to the approval of such court.

Positive Response Shareholders' California Class Action. On May 1, 1995, a purported class action suit was filed in the United States District for the Central District of California against Positive Response and its principal executive officers alleging that Positive Response has made false and misleading statements in its public filings, press releases and other public statements with respect to its business and financial prospects. The suit was filed on behalf of all persons who purchased Positive Response common stock during the period from January 4, 1995 to April 28, 1995. The suit seeks unspecified compensatory damages and other equitable relief. An amended complaint was filed on June 9, 1995, which added more plaintiffs and expanded the class period from November 1994 to April 28, 1995. Positive Response moved to dismiss the amended complaint and the amended complaint was dismissed in late July 1995. The plaintiffs were granted 60 days leave to file another amended complaint to allow them an attempt to state valid claims against Positive Response. On or about September 25, 1995, the plaintiffs filed a second amended complaint, which added additional officers as defendants and attempted to set forth new facts to support plaintiffs' entitlement to legal relief. On October 31, 1995, Positive Response again moved to dismiss plaintiffs' entire action. The basis of Positive Response's new motion was its contention that plaintiffs failed to allege any new facts in support of a claim that has already been dismissed. Oral argument in connection with Positive Response's motion was held on December 11, 1995. Positive Response's motion to dismiss was denied. Discovery is continuing.

Ab Roller Plus Patent Litigation. On March 1, 1996, Precise Exercise Equipment ("Precise") filed suit in the United States District Court for the Central District of California against certain parties, including the Company, alleging patent infringement, unfair competition and other intellectual property claims. Such claims relate to an alleged infringement of Precise's patent for an exercise device. The suit claims that a product marketed by the Company pursuant to a license granted by a third party violates Precise's patent. Pursuant to the terms of such license, the third party is contractually obligated to indemnify the Company in this suit. The suit seeks an injunction and treble damages. The Company's independent legal counsel has issued an opinion to the Company that the product marketed by the Company does not infringe upon Precise's patent.

Regulatory Matters

The infomercial industry is regulated by the Federal Trade Commission (the "FTC"), the United States Post Office, the Consumer Product Safety Commission (the "CPSC"), the Federal Communications Commission ("FCC"), the Food and Drug Administration ("FDA"), various States' Attorneys General and other state and local consumer protection and health agencies. The FTC directly regulates marketers of products, such as the Company, credit card companies which process customer orders and others involved in the infomercial and direct marketing industries.

The Company's marketing activities and/or products have been and will continue to be subject to the scrutiny of each of the aforementioned regulatory agencies. An adverse determination or extended investigation by any of these agencies could have a material adverse effect on the Company. Moreover, the domestic and international regulatory environments in which the Company operates are subject to change from time to time. It is possible that changes in the regulations to which the Company is subject might have a material adverse effect on the Company's business or results of operations. As a result of prior settlements with the FTC, the Company has agreed to two consent orders. Prior to the Company's recent acquisition of Positive Response, Positive Response and its Chief Executive Officer, Michael S. Levey, also agreed to a consent order with the FTC. Among other things, such consent orders require the Company, Positive Response and Mr. Levey to submit compliance reports to the FTC staff. The Company, Positive Response and Mr. Levey have submitted compliance reports as well as additional information requested by the FTC staff. In addition, in connection with the acquisition by the Company of Positive Response, both the Company and Positive Response were required pursuant to such consent orders to, and did, notify the FTC of such acquisition and Michael S. Levey was required to, and did, notify the FTC of his pending affiliation with the Company. In early June 1996, the Company received a request from the FTC for additional information regarding two of the Company's infomercials in order to determine whether the Company is operating in compliance with the consent orders referred to above. Such request also included a request for additional information concerning the Company's acquisition of Positive Response. The Company responded to such request. The FTC recently advised the Company that it felt that the Company had violated one of the consent orders by allegedly failing to substantiate certain claims made in one of such infomercials which was aired by the Company between 1993 and 1995 and is not currently being aired. The FTC is continuing its inquiry with respect to the second infomercial. The Company is continuing to provide information to the FTC to demonstrate substantiation. It is possible that the notifications referred to above will result in additional requests for information from the Company and Mr. Levey and/or additional scrutiny of the Company's operations. In an effort to maintain continued compliance with the terms of its consent order, shortly following its acquisition of Positive Response, the Company caused Positive Response to cease airing one of its infomercials until the Company could make such changes to such infomercial or take such other actions as it deemed appropriate to conform such infomercial to the Company's standards, if possible. After giving effect to the Acquisitions on a pro forma basis, such infomercial would have contributed less than 4.0% to the Company's consolidated revenues for the quarter ended March 31, 1996. The Company is also considering changes to other Positive Response infomercials. The Company does not believe that such infomercials or the Company's actions regarding them will have a material adverse effect on the Company's financial condition.

On February 24, 1994, the staff of the CPSC notified the Company that it had made a preliminary determination that a particular model of the Company's Juice Tiger(R) product presents a "substantial product hazard" under the Consumer Product Safety Act. The CPSC staff requested the Company to take voluntary corrective action to ameliorate such alleged product hazard. While the Company has disputed that the model in question presents a substantial product hazard, the Company and the CPSC staff agreed upon the form and nature of voluntary action proposed by the Company to assuage the CPSC staff's concerns in April 1996. The Company has implemented the agreed upon plan and, in early July 1996, entered into a final settlement agreement with the CPSC, which includes a civil penalty. The cost of implementing the corrective plan and the civil penalty, as well as the other terms of the settlement agreement, will not have a material adverse effect on the Company's results of operations or financial condition.

The Company's international business is subject to the laws and regulations of England, the European Union, Japan and other countries in which the Company sells its products, including, but not limited to, the various consumer and health protection laws and regulations in the countries in which the programming is broadcast, where applicable. If any significant actions were brought against the Company or any of its subsidiaries in connection with a breach of such laws or regulations, including the imposition of fines or other penalties, or against one of the entities through which the Company obtains a significant portion of its media access, the Company could be materially adversely affected. There can be no assurance that changes in the laws and regulations of any territory which forms a significant portion of the Company's market will not adversely affect the Company's financial condition or results of operations.

Product Liability Claims

Products sold by the Company may expose it to potential liability from claims by users of such products, subject to the Company's rights, in certain instances, to indemnification against such liability from the manufacturers of such products. The Company generally requires the manufacturers of its products to carry product liability insurance, although in certain instances where a limited quantity of products are purchased from non-U.S. vendors, the vendor may not be formally required to carry product liability insurance. Certain of such vendors, however, may in fact maintain such insurance. There can be no assurance that such parties will maintain this insurance or that this coverage will be adequate to cover all potential claims, including claims by the Company for indemnification. The Company currently maintains product liability insurance coverage in amounts which it believes to be adequate. There can be no assurance that the Company will be able to maintain such coverage or obtain additional coverage on acceptable terms, or that such insurance will provide adequate coverage against all potential claims.

Competition

The Company competes directly with several companies which generate sales from infomercials. The Company also competes with a large number of consumer product companies and retailers which have substantially greater financial, marketing and other resources than the Company, some of which have recently commenced, or indicated their intent to conduct, direct response marketing. The Company also competes with companies that make imitations of the Company's products at substantially lower prices. Products similar to the Company's products may be sold in department stores, pharmacies, general merchandise stores and through magazines, newspapers, direct mail advertising and catalogs.

Dependence on Key Personnel

The Company's executive officers have substantial experience and expertise in the Company's business and make significant contributions to its growth and success. The unexpected loss of the services of one or more of such individuals could have a material adverse effect on the Company.

Shares Eligible for Sale under Registration Rights

Sales of substantial amounts of the shares of Common Stock currently issued, issuable upon conversion or exercise of securities convertible into or exercisable for Common Stock, issuable in connection with the Offering, or of the Shares offered hereby could adversely affect the market value of the Common Stock, depending upon the timing of such sales, and, in the case of convertible and exercisable securities, may effect a dilution of the book value per share of Common Stock.

                                 USE OF PROCEEDS

         The Company will not receive any proceeds from the sale of the Shares of Common Stock offered hereby. The Selling Stockholders will receive all of the net proceeds from the sale of the Shares of Common Stock offered hereby.

                              SELLING STOCKHOLDERS

         The following persons are current officers and directors of Positive Response, each of whom is eligible to sell pursuant to this Prospectus the number of Shares set forth opposite their name in the table below.

                              Pre-Offering                                                         Post-Offering
                              ------------                                                         -------------

                                                                                              Total
                                  Total Number                                              Number of
                                    of Shares                                                Shares
                                  Beneficially         Percentage          Shares         Beneficially       Percentage
Selling Stockholders                Owned(1)           of Class(2)         Offered          Owned(3)         of Class(2)
- --------------------                --------           -----------         -------          --------         -----------
Michael S. Levey                     900,026              4.52%           300,000            600,026             3.01%
Lisa Levy                             18,080                *              18,080                  0             0.00%

- ---------------------------------
 * Indicates less than one percent (1%).

(1) Assumes exercise of all options to purchase Shares granted to the above-listed Selling Stockholders.

(2) These percentages are calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder based on 19,632,225 shares of Common Stock outstanding as of June 30, 1996.

(3) Assumes offer and sale of all Shares eligible to be offered and sold hereby by the Selling Stockholders.

                              PLAN OF DISTRIBUTION

         The Common Stock is listed for trading on the New York Stock Exchange (the "NYSE") and the Philadelphia Stock Exchange (the "PHLX"). The sale of the Shares offered hereunder is not being underwritten. The Shares covered by this Prospectus may be offered and sold by the Selling Stockholders from time to time on the NYSE or PHLX through broker-dealers selected by the Selling Stockholders at market prices prevailing at the time of sale, in private transactions at negotiated prices or otherwise. It is anticipated that such transactions will be effected without payment of any underwriting commissions or discounts, other than brokers' commissions or fees customarily paid in connection with such transactions, which commissions and fees will be borne by the Selling Stockholders.

         The Company has agreed to bear the costs of registering the Shares offered hereby under the Securities Act, but will not receive any of the proceeds from the sale of such Shares.

         There is no assurance that the Selling Stockholders will sell any or all of the Shares offered hereby.

                                  LEGAL MATTERS

         The legality of the Shares offered hereby has been passed upon for the Company by Klehr, Harrison, Harvey, Branzburg & Ellers, Philadelphia, Pennsylvania. Members of such firm beneficially own an aggregate of 11,000 shares of the Company's Common Stock.

                                     EXPERTS

         The consolidated financial statements and schedule of the Company appearing in the Company's 1996 Annual Report have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements and schedule have been incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

         The combined financial statements of DirectAmerica Corporation and California Production Group, Inc. at September 30, 1995 and for the nine months ended September 30, 1995, appearing in the Company's Current Report on Form 8-K, dated October 25, 1995 (as amended on Form 8-K/A filed on or about January 6,
1996), have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such combined financial statements have been incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

         The consolidated financial statements of Positive Response at December 31, 1995 and 1994 and for each of three years in the period ended December 31, 1995, appearing in the Company's Current Report on Form 8-K, dated May 17, 1996 (as amended on Form 8-K/A filed on or about June 14, 1996), have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements have been incorporated herein by reference in reliance upon the report given upon the authority of such firm as experts in accounting and auditing.

         The financial statements of Prestige Marketing Limited at March 31, 1996 and 1995 and for each of the two years in the period ended March 31, 1996, appearing in the Company's Current Report on Form 8-K, dated July 1, 1996, have been audited by Ernst & Young, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such financial statements have been incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

         The financial statements of Prestige Marketing International Limited at March 31, 1996 and 1995 and for each of the two years in the period ended March 31, 1996, appearing in the Company's Current Report on Form 8-K, dated July 1, 1996, have been audited by Ernst & Young, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such financial statements have been incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

         The combined special purpose financial statements of Suzanne Paul Holdings Pty Limited Group of companies in Australia (Suzanne Paul Holdings Pty Limited and its operating subsidiaries) at March 31, 1996 and at June 30, 1995 and for the nine months ended March 31, 1996 and the year ended June 30, 1995, appearing in the Company's Current Report on Form 8-K, dated July 1, 1996, have been audited by Ernst & Young, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such combined special purpose financial statements have been incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

No dealer, salesman or any other person has been authorized to give any information or to make any representations not contained in this Prospectus in connection with the offering described herein and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or the Selling Stockholders. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy a security other than the shares of Common Stock offered hereby, nor does it constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information contained herein is correct as of any date subsequent to the date hereof.

                                    --------
                                TABLE OF CONTENTS
                                    --------
                                                                 Page
                                                                 ----

Available Information...............................................2
Incorporation of Certain
Documents by Reference..............................................2
The Company.........................................................4
Recent Developments.................................................5
Risk Factors........................................................6
Use of Proceeds....................................................11
Selling Stockholders...............................................11
Plan of Distribution...............................................12
Legal Matters......................................................12
Experts............................................................12

                                 318,080 Shares

                           NATIONAL MEDIA CORPORATION

                                  Common Stock

                                    --------
                                   PROSPECTUS
                                    --------

                                  July 18, 1996

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

                  The following documents filed by the Company with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934 are incorporated into this Registration Statement by reference:

               1. The Company's Annual Report on Form 10-K for the fiscal year ended March 31, 1996;

               2. The Company's Current Reports on Form 8-K, dated October 25, 1995 (as amended on Form 8-K/A filed on or about January 6, 1996), May 17, 1996 (as amended on Form 8-K/A filed on or about June 14, 1996) and July 1, 1996; and

               3. The description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A, dated August 28, 1990, including all amendments and reports filed for the purpose of updating such description.

                  All documents filed pursuant to Section 13(a), 13(c), 14 or 15
(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the completion or termination of this offering shall be deemed to be incorporated by reference in this Prospectus and to be part hereof from the date of filing of such documents. Any statement contained in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document, which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

Item 4. Description of Securities.

                  Not applicable.

Item 5. Interests of Named Experts and Counsel.

                  Klehr, Harrison, Harvey, Branzburg & Ellers, Philadelphia, Pennsylvania, has delivered an opinion in connection herewith with respect to the legality of the shares of Common Stock being registered hereunder. Members of such firm beneficially own an aggregate of 11,000 shares of Common Stock.

Item 6. Indemnification of Directors and Officers.

                  The Company has adopted in its Certificate of Incorporation and Bylaws the provisions of Section 102(b)(7) of the Delaware General Corporation Law which eliminate or limit the personal liability of a director to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except that this provision shall not eliminate or limit the liability of a director for any breach of the director's duty of loyalty to the Company or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, under Section 174 of the Delaware General Corporation Law, or for any transaction from which the director derived an improper personal benefit.

                  Further, the Company's Certificate of Incorporation and Bylaws provide that the Company shall indemnify all persons whom it may indemnify pursuant to Section 145 of the Delaware Corporation Law to the full extent permitted therein. Section 145 provides, subject to various exceptions and limitations, that the Company may indemnify its directors or officers if such director or officer is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer of the Company, or is or was serving at the request of the

Company as a director or officer of another corporation, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The determination of whether indemnification is proper under the circumstances, unless made by a court, shall be made by a majority of a quorum of disinterested members of the Board of Directors, independent legal counsel or the stockholders of the Company. In addition, the Company shall indemnify its directors or officers to the extent that they have been successful on the merits or otherwise in defense of any such action, suit or proceeding, or in the defense of any claim, issue or matter therein, against expenses (including attorneys' fees) actually and reasonably incurred by them in connection therewith.

Item 7. Exemption from Registration Claimed.

                  Any restricted securities to be offered or resold pursuant to this Registration Statement are exempt under Section 4(2) of the Securities Act of 1933, as amended, as a non-public offering of securities.

Item 8.           Exhibits.

Exhibit No.                                 Description
- -----------                                 -----------

     4.1 Amended and Restated 1994 Stock Option Plan of Positive Response Television, Inc.

*    4.2      Employment Agreement, dated May 17, 1996, by and between Positive
              Response Television, Inc., National Media Corporation and
              Michael S. Levey.

     5 Opinion of Klehr, Harrison, Harvey, Branzburg & Ellers with respect to the legality of the shares of Common Stock being registered hereunder.

     23.1 Consent of Ernst & Young LLP, independent auditors, with respect to the consolidated financial statements and schedule of National Media Corporation.

     23.2 Consent of Ernst & Young LLP, independent auditors, with respect to the combined financial statements of DirectAmerica Corporation and California Production Group, Inc.

     23.3 Consent of Deloitte & Touche LLP, independent auditors, with respect to the consolidated financial statements of Positive Response Television, Inc.

     23.4 Consent of Ernst & Young, independent auditors, with respect to the financial statements of Prestige Marketing Limited.

     23.5 Consent of Ernst & Young, independent auditors, with respect to the financial statements of Prestige Marketing
              International Limited.

     23.6 Consent of Ernst & Young, independent auditors, with respect to the combined special purpose financial statements of Suzanne Paul Holdings Pty Limited Group.

     23.7 Consent of Klehr, Harrison, Harvey, Branzburg & Ellers with respect to the legality of the shares of Common Stock being registered hereunder (included in the opinion filed as Exhibit 5 hereto).

     24       Powers of Attorney (included in the signature pages hereto).
- -------------

* Incorporated by reference to Exhibit 99.1 to the Company's Current Report on Form 8-K, dated May 17, 1996.

Item 9.          Undertakings.

(a) The Company hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that paragraphs (a) (1)(i) and (a) (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to
Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to its Certificate of Incorporation, its bylaws, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Philadelphia, Commonwealth of Pennsylvania, on this 16th day of July, 1996.

                                 NATIONAL MEDIA CORPORATION

                                          BY: /s/ Mark P. Hershhorn
                                              ----------------------------
                                              Mark P. Hershhorn, President
                                              and Chief Executive Officer

                                POWER OF ATTORNEY

         Each of the undersigned officers and directors of National Media Corporation whose signature appears below hereby appoints Mark P. Hershhorn, Constantinos I. Costalas, Brian McAdams and James M. Gallagher, jointly and each individually, as true and lawful attorneys-in-fact for the undersigned with full power of substitution, to execute in his name and on his behalf in each capacity stated below, any and all amendments (including post-effective amendments) to this Registration Statement as the attorney-in-fact shall deem appropriate, and to cause to be filed any such amendment (including exhibits thereto and other documents in connection therewith) to this Registration Statement with the Securities and Exchange Commission, as fully and to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, or any of them, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on this 16th day of July, 1996.

                Signature                   Title(s)                 Date
                ---------                   --------                 ----

 /s/ Brian McAdams          Chairman of the Board, Chairman of   July 16, 1996
- --------------------------  the Executive Committee and
Brian McAdams               Director


 /s/ Mark P. Hershhorn      President, Chief Executive Officer   July 16, 1996
- --------------------------  and Director
Mark P. Hershhorn


                            Executive Vice President             July __, 1996
- --------------------------  and Director
David J. Carman

 /s/ Charles L. Andes       Director                             July 16, 1996
- --------------------------
Charles L. Andes

 /s/ Constantinos I. Costalas    Vice Chairman of the              July 16, 1996
- -------------------------------- Board and Director
Constantinos I. Costalas

                                 Director                          July __, 1996
- --------------------------------
Albert R. Dowden

                                 Director                          July __, 1996
- --------------------------------
Michael J. Emmi

                                 Director                          July __, 1996
- --------------------------------
Frederick S. Hammer


 /s/ Ira M. Lubert               Director                          July 16, 1996
- --------------------------------
Ira M. Lubert

 /s/ Jon W. Yoskin II            Director                          July 16, 1996
- --------------------------------
Jon W. Yoskin II

 /s/ William M. Goldstein        Director                          July 16, 1996
- --------------------------------
William M. Goldstein, Esq.

 /s/ James M. Gallagher          Vice President and                July 16, 1996
- -------------------------------- Chief Financial
James M. Gallagher               Officer (Principal Accounting
                                 and Financial Officer)

                                  EXHIBIT INDEX

Exhibit
Number         Description
- ------         -----------

4.1 Amended and Restated 1994 Stock Option Plan of Positive Response Television, Inc.

5 Opinion of Klehr, Harrison, Harvey, Branzburg & Ellers with respect to the legality of the shares of Common Stock being registered hereunder.

23.1 Consent of Ernst & Young LLP, independent auditors, with respect to the consolidated financial statements and schedule of National Media Corporation.

23.2 Consent of Ernst & Young LLP, independent auditors, with respect to the combined financial statements of DirectAmerica Corporation and California Production Group, Inc.

23.3 Consent of Deloitte & Touche LLP, independent auditors, with respect to the consolidated financial statements of Positive Response Television, Inc.

23.4 Consent of Ernst & Young, independent auditors, with respect to the financial statements of Prestige Marketing Limited.

23.5 Consent of Ernst & Young, independent auditors, with respect to the financial statements of Prestige Marketing International Limited.

23.6 Consent of Ernst & Young, independent auditors, with respect to the combined special purpose financial statements of Suzanne Paul Holdings Pty Limited Group.